Exhibit 10.1
NOVASTAR FINANCIAL, INC.
2011 COMPENSATION PLAN FOR INDEPENDENT DIRECTORS
Effective August 9, 2011
The following sets forth the 2011 Compensation Plan for the members of the Board of Directors (the “Board”) of Novastar Financial, Inc. (the “Company”) who are not employees of the Company (the “Independent Directors”), as approved by the Board in accordance with the Novastar Financial, Inc. 2004 Incentive Stock Plan, as amended (the “2004 Plan”), which shall be effective for 2011 and subsequent calendar years unless and until it is modified or terminated:

	Amount	Payable
Annual Retainer:	$50,000	Quarterly at the beginning of each Quarter during the year of service
Annual Lead Independent Director Retainer:	$10,000	Quarterly at the beginning of each Quarter during the year of service
Annual Audit Committee Chairperson Retainer:	$10,000	Quarterly at the beginning of each Quarter during the year of service
Annual Compensation Committee and Nominating and Corporate Governance Committee Chairperson Retainer:	$5,000	Quarterly at the beginning of each Quarter during the year of service
One-time Restricted Stock Grant for Current Independent Directors:	180,000 shares of restricted common stock of the Company	Vests in equal annual installments of 30,000 shares over six years and commencing August 9, 2012

In addition to the compensation described above, the Independent Directors shall be reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings, payable within ten (10) business days after the Company receives a written statement and documentation of such expenses.
After carefully considering the effects of the recapitalization of the Company's preferred stock in June 2011 and in accordance with Section 3(6) of the 2004 Plan, the Board, acting as the Plan Administrator, adjusted the awards under Section 5A of the 2004 Plan to preserve the benefits of the awards thereunder. Upon approving the compensation plan above, the Board determined the Independent Directors would forgo the 2011 annual stock option grant to which each Independent Director would otherwise be entitled. Future annual stock option grants are not part of the new compensation plan.